BlackRock Corporate High Yield Fund, Inc.

FILE #811-07634

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
10/30/2008	VERIZON COMMUNICATIONS INC	2,000,000,000	1,930,000

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Greenwich Capital Markets, Inc., Barclays Capital Inc., Mitsubishi UFJ Securities International plc, Scotia Capital (USA) Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets Corporation, Wachovia Capital Markets, LLC